EXHIBIT 99.22

InterAmerican Gaming, Inc.

PINKSHEETS : IAGM

September 07, 2012 08:00 ET
IAG Releases SoFit Mobile Update

TORONTO, ONTARIO--(Marketwire - Sept. 7, 2012) - InterAmerican Gaming Inc. (PINKSHEETS:IAGM) ("IAG" or "the Company") is pleased to announce an update on the success of the SoFit Mobile app launch. SoFit is a new social gaming mobile application that lets you get fit, stay fit and earn rewards that matter.

SoFit continues to receive fantastic international exposure as a result of its successful launch as the Official Technology partner for Walk A Mile, a 2012 London Olympic Games and US State Department initiative in support of global tolerance.

The SoFit app was featured in the 'New' and the 'What's Hot' sections of the Apple App Store and quickly rose up the ranks to become as high as the #5 Free Health & Fitness app, above such highly regarded rivals as RunKeeper, MapMyRun and Nike Training Club.

SoFit received raves reviews in the global press with features in Mobile Marketer, USA Today, & The Guardian among others.

USA Today - http://www.usatoday.com/tech/news/story/2012-07-24/olympics-social-apps/56467362/1

Guardian - http://www.guardian.co.uk/technology/appsblog/2012/jul/24/apps-rush-unilever-series-bing?CMP=twt_gu

Mobile Marketer - http://www.mobilemarketer.com/cms/news/content/13348.html

SoFit has also generated its first revenues from a multi-stream business model consisting of:

●	Rewards revenue: per engagement for offers via the Kiip mobile rewards network. Brands sponsor rewards for a cost per issuance to SoFit users which is then shared by SoFit and Kiip. (active)

●	Donation processing fee: per donor transaction that will grow significantly as more charities and users are on-boarded. (Fall 2012)

●	In-app purchases: for access to exclusive virtual events such as marathons/runs (2013)

●	Sponsorship revenue: prices depend on type/size of campaign for exclusive virtual event brand sponsorships and/or rewards integration (2013)

Marc Askenasi, President & CEO of IAG and founder of SoFit Mobile, stated, "We are thrilled with the success of SoFit's launch and the global attention it has received. Our team is excited to release new product updates in the weeks to come as we continue to add new innovative features and improve the app's functionality. As we progress into the Fall season we look forward to growing our partnership roster and increasing the reach of the SoFit platform across brands, charity partners and events.

About IAG and SoFit

IAG develops socially disruptive technologies. IAG builds industry-defining businesses through a combination of organic growth and acquisitions.

IAG's first product, SoFit, is a new social gaming mobile application that lets you get fit, stay fit and earn rewards that matter. The SoFit app is available for download for Apple and Android mobile devices from http://www.sofitmobile.com/.

For more information and to stay engaged with SoFit 'follow' us on Twitter @sofitmobile and 'like' us on Facebook @facebook.com/sofitmobile.

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. InterAmerican Gaming Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in InterAmerican Gaming Inc. SEC filings. InterAmerican Gaming Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with InterAmerican Gaming Inc.'s business, please refer to the risks and uncertainties detailed from time to time in InterAmerican Gaming Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

All assets can be accessed at http://www.sofitmobile.com/presskit.

Contact Information
Investor Inquiries Circadian Group Tyler M. Troup 1-866-865-2780 tyler@circadian-group.com